EXHIBIT 99.2

                        TOWER BANCORP, INC.
             STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

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                        TOWER BANCORP, INC.

             STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

I.        Purpose

          The purpose of the Tower Bancorp, Inc. (the
"Corporation") Stock Option Plan for Outside Directors of the Corporation and its affiliate, (the "Directors' Option Plan") is to promote the growth and profitability of the Corporation by providing outside directors of the Corporation and its affiliate with an incentive to achieve long-term objectives of the Corporation and to attract and retain non-employee directors of outstanding competence by providing such outside directors with an opportunity to acquire an equity interest in the Corporation.

II.       Grant of Options

         (a) INITIAL GRANT. Each outside director (for purposes of this Directors' Option Plan, the term "Outside Director" shall mean a member of the Board of Directors of the Corporation or its affiliate not also serving as an employee of the Corporation or its affiliate), who is serving in such capacity on the effective date of this Directors' Option Plan, shall be granted non-statutory stock options to purchase shares of the common stock of the Corporation ("Common Stock"), subject to adjustment as provided in Section IV hereof. The effective date of these initial grants shall be the effective date of the Directors'
Option plan as defined in Section VI hereof ("Effective Date").

          (b) GRANTS TO SUBSEQUENT OUTSIDE DIRECTORS. To the extent options are available for grant under the Directors' Option Plan, each Outside Director who is first elected as a director subsequent to the Effective Date ("Subsequent Outside Director") is hereby granted, as of the date on which such Subsequent Outside Director is qualified and first begins to serve as an Outside Director, non-statutory stock options to purchase shares of Common Stock, subject to adjustment pursuant to Section IV, or to purchase such lesser number of shares of Common Stock as remain in this Directors' Option Plan. The purchase price per share of the Common Stock deliverable upon exercise of such option shall equal the Fair Market Value of the Common Stock on the date the grant of this option is effective as determined under paragraph (d) of this Section II.

          If options for sufficient shares are not available under the Directors' Option Plan to fulfill the grant of options under Section II(b) hereof to any Subsequent Outside Director first elected subsequent to the Effective Date, and thereafter options become available, such Common Stock, determined by dividing pro rata among each Subsequent Outside Director, options for the number of shares then available under the Outside Directors' Plan, not to exceed options for shares with the values set forth in the preceding paragraphs with respect to Subsequent Outside Directors, subject to adjustment as to any on Subsequent Outside director. The date of grant shall be the date options for such shares become available. The purchase price per share of the Common Stock deliverable upon exercise of such options shall equal the Fair Market Value of the Common Stock on the date the option is granted as determined under paragraph (d) of this
Section II.

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          (c) INELIGIBILITY.  An option under the Directors'
Option Plan shall not be granted to any Outside Director who at any previous time was an employee of either the Corporation or its affiliates and in such capacity was eligible to receive any options to purchase Common Stock.

          (d) FAIR MARKET VALUE.  For purposes of the Directors'
Option Plan, the fair market value of the stock shall be determined as follows:

              (i) EXCHANGE TRADED: In the event that the Stock is listed on an established stock exchange, the fair market value shall be deemed to be the closing price of the Stock on such exchange on the applicable date or, if no trade occurred on that day, on the next preceding day on which a trade occurred.

              (ii) NASDAQ LISTED: In the event that the Stock is not listed on an established stock exchange but is not quoted on NASDAQ, the fair market value per share shall be the average of the average of the closing bid and asked quotations of the Stock for the five (5) trading days immediately preceding the applicable date, except that if no closing bid or asked quotation is available on one or more of such trading days, fair market value shall be determined by reference to the five (5) trading days immediately preceding the applicable date on which closing bid and asked quotations are available.

              (iii) OTC TRADED: In the event that the Stock is not listed on an established stock exchange and is not quoted on NASDAQ, the fair market value per share shall be the average of the average of the closing bid and asked quotations of the Stock for the five (5) trading days immediately preceding the applicable date as reported by two (2) brokerage firms to be selected by the Committee which are then making a market in the Stock, except that if no closing bid or asked quotation is available on one or more of such trading days, fair market value shall be determined by reference to the five (5) trading days immediately preceding the applicable date on which closing bid and asked quotations are available.

               (iv) OTHER: In the event that the Stock is not listed on an established stock exchange, is not quoted on NASDAQ and no closing bid and asked quotations are available, then fair market value per share shall be determined in good faith by the Committee.

III.      Terms and Conditions

          (a) VESTING OF OPTIONS. All options granted hereunder shall vest and become exercisable one (1) year after the date of grant, provided, however, that in the event of death, retirement, disability or change in control of the Corporation or its affiliates all options shall vest immediately.

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          (b) OPTION AGREEMENT.  Each option shall be evidenced
by a written option agreement between the Corporation and the outside director specifying the number of shares of Common Stock that may be acquired through its exercise and containing such other terms and conditions which are not inconsistent with the terms of this grant.

          (c) TERMINATION OF OPTION. Each option shall expire upon the earlier of (i) one hundred and twenty (120) months following the date of grant, or (ii) one (1) year following the date on which the outside director ceases to serve in such capacity for any reason other than removal for cause. If the Outside Director dies before fully exercising any portion of an option then exercisable, such option may be exercised by such Outside Director's personal representative(s), heir(s) or devisee(s) at any time within the one (1) year period following his or her death; provided, however, that in no event shall the option be exercisable more than one hundred and twenty (120) months after the date of its grant. If the Outside Director is removed for cause all options awarded to him shall expire upon such termination.

          (d) MANNER OF EXERCISE. The options may be exercised from time to time, in whole or in part, by delivering a written notice of exercise to the Chief Executive Officer of the Corporation. Such notice is irrevocable and must be accompanied by full payment of the exercise price (as determined in Section II(d) hereof) in cash or shares of previously acquired Common Stock of the Corporation at the Fair Market Value of such shares determined on the exercise date by the manner described in Paragraph II(b) above or by such other means as determined by the Board of Directors. If previously acquired shares of Common Stock are tendered in payment of all or part of the exercise price, the value of such shares shall be determined as of the date of such exercise.

          (e) TRANSFERABILITY. Each option granted hereby may be exercised only by the Outside Director to whom it is issued or in the event of the Outside Director's death, his or her personal representative(s) or designee(s), heir(s) or devisee(s) pursuant to the terms of Section III(c) hereof.

          (f) TERMINATION OF SERVICE. Upon the termination of a recipient's service for any reason other than disability, retirement, Change in Control, death or removal for cause, the participant's stock options shall be exercisable only as to those shares which were immediately purchasable by the recipient at the date of termination.

          In the event of death or disability of any recipient, all stock options held by such recipient, whether or not exercisable at such time, shall become immediately exercisable by the recipient or the recipient's legal representatives or beneficiaries. Upon termination of the recipient's service due to retirement, or a Change in Control, all stock options held by such recipient, whether or not exercisable at such time, shall become immediately exercisable. For purposes of this plan the following terms are defined:
             (i) "Change in Control" for purposes of this Plan, a "Change in Control" of the Corporation or its affiliate shall include a plan of reorganization, merger, merger conversion,

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consolidation or sale of all or substantially all of the assets of the Corporation or its affiliate or a similar transaction occurs in which the Corporation or its affiliate is not the resulting entity; or if individuals who constitute the board of directors of the Corporation or the board of directors of its affiliates on the date hereof cease for any reason to constitute a majority thereof.

             (ii) "Disability" means the permanent and total inability by reason of mental or physical infirmity, or both, of an outside director to perform the work customarily assigned to him. Additionally, a medical doctor selected or approved by the Board of Directors must advise the Board that it is either not possible to determine when such disability will terminate or that it appears probable that such disability will be permanent during the remainder of said recipient's lifetime.

             (iii) "Retirement" means the termination of service from the board of directors of the Corporation following written notice to the Board as a whole of such Director's intention to retire.

IV.       Common Stock Subject to the Directors' Option Plan

          The shares which shall be issued and delivered upon exercise of options granted under the Directors' Option Plan may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock held by the Corporation as treasury stock. The number of shares of Common Stock reserved for issuance under the Directors' Option Plan shall not exceed 50,000 shares of Common Stock of the Corporation, par value $2.50 per share, subject to adjustments pursuant to this Section IV. Any share of Common Stock subject to any option which for any reason either terminates unexercised or expires, shall again be available for issuance under the Directors' Option Plan.

          In the event of any change or changes in the outstanding Common Stock of the Corporation by reason of any stock dividend or split, recapitalization, reorganization, merger, consolidation, spin-off, combination or any similar corporate change, or other increase or decrease in such shares effected without receipt or payment of consideration by the Corporation, the number of shares of Common Stock subject to options granted under this Directors' Option Plan and the option price of such options, shall be automatically adjusted to prevent dilution or enlargement of the rights granted to an Outside Director under the Directors' Option Plan.

V.        Termination of the Plan

          The right to grant options under the Directors' Option Plan will terminate ten years after the Effective Date of the Plan. A majority of the outstanding shares of the Common Stock entitled to vote is required to terminate the Directors' Option Plan; PROVIDED, HOWEVER, no such termination shall, without the consent of the affected individual, affect such individual's rights under a previously granted option.

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VI.       Amendment of the Plan

          The Directors' Option Plan may be amended from time to time by the Board of Directors of the Corporation provided that
Section II and Section III hereof, "shall not be amended more than once every six months other than to comport with the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Except as provided in Section IV hereof, rights and obligations under any option granted before an amendment shall not be altered or impaired by such amendment without the written consent of the optionee. If the Directors' Option Plan becomes qualified under 17 C.F.R. Section 16(b)-3 of the rules and regulations promulgated under the Exchange Act and an amendment would require shareholder approval under such rule 16(b)-3 to retain the Plan's qualification, then such amendment shall be presented to shareholders for ratification, provided, however, that the failure to obtain shareholder ratification shall not affect the validity of this Plan as so amended and the options granted thereunder.

VII.      Applicable Law

          The Plan will be administered in accordance with the laws of the Commonwealth of Pennsylvania.

VIII.     Compliance with Section 16

          If this Plan is qualified under 17 C.F.R. 240.16b-3 of the Securities Exchange Act of 1934 Rules, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provisions of the Plan fail to so comply, it shall be deemed null and void, to the extent permitted by law.



                                       /s/ Kermit G. Hicks
                                       -------------------------
Date Adopted By Board:                 Kermit G. Hicks
March 6, 1996                          Chairman of the Board

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                          SIGNATURES


     IN WITNESS WHEREOF, the Board of Directors of Tower Bancorp,
Inc. caused this Agreement to be executed by their duly authorized officers, and Executives have signed this Agreement, on the 6th day of March, 1996.


ATTEST:                                TOWER BANCORP, INC.


/s/ Donald F. Chlebowski, Jr.           /s/ Jeff B. Shank
----------------------------           -----------------------
Donald F.  Chlebowski, Jr.             Jeff B.  Shank


SEAL

                                       TOWER BANCORP, INC,
ATTEST:                                (Guarantor)


/s/ Donald F. Chlebowski, Jr.        BY: /s/ Jeff B. Shank
-----------------------------           -----------------------
Donald F.  Chlebowski, Jr.              Jeff B.  Shank


SEAL


WITNESS:


/s/ Georgia L. King                   BY: /s/ John H. McDowell
-------------------                      ----------------------
Georgia L.  King                         John H.  McDowell